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                                         [On Letterhead of The Bank of New York]


                                                                     Exhibit 4.2

                                April 16, 2001


Nuveen Investments
333 West Wacker Drive
Chicago, Illinois 60606

        Re:       Nuveen Unit Trusts--Series 125
                  ------------------------------
Dear Sirs:

     The Bank of New York is acting as Evaluator for the series of Nuveen Unit Trust set forth above (the "Trust"). We enclosed a list of the Securities to be deposited in the Trust on the date hereof. The prices indicated therein reflect our evaluation of such Securities as of close of business on April 12, 2001, in accordance with the valuation method set forth in the Standard Terms and Conditions of Trust. We consent to the reference to The Bank of New York as the party performing the evaluations of the Trust Securities in the Registration Statement (No. 333-58614) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Trust Units and to the filing of this consent as an exhibit thereto.

                             Very truly yours,

                                     /s/ Stephen W. Cook

                                     Steve Cook
                                     Assistant Vice President